UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 5, 2025

Masco Corporation

(Exact name of Registrant as Specified in Charter)

Delaware	1-5794	38-1794485
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

17450 College Parkway, Livonia, Michigan	48152
(Address of Principal Executive Offices)	(Zip Code)

(313) 274-7400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $1.00 par value	MAS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 6, 2025, Masco Corporation (the “Company”) announced that Mr. Keith J. Allman is retiring from his position as the Company’s President and Chief Executive Officer effective as of July 6, 2025. The Board of Directors has elected Mr. Jonathon J. Nudi, 54, as President and Chief Executive Officer of the Company effective as of July 7, 2025 (the “Effective Date”). Mr. Nudi has served as Group President, Pet, International and North America Foodservice at General Mills Inc. since January 2024. Prior to that, he served as Group President, North American Retail at General Mills since 2016, and has served in roles of increasing responsibility over his 30-year tenure with General Mills. Mr. Nudi has been a Class I director of the Company since June 2023 and will continue to serve in that role, but as of the Effective Date will receive no additional compensation for his service as a director of the Company.

Mr. Nudi will receive an annual base salary of $1,100,000 (“Base Salary”). He will be eligible to receive an annual performance-based cash bonus, with a target opportunity of 150% of his Base Salary. His first eligible cash bonus opportunity will be for 2025, which, if performance is achieved, will be paid in February 2026 on a pro-rata basis for his actual service during 2025. Mr. Nudi will be eligible to receive an annual Restricted Stock Unit (“RSU”) award equal in value to 159% of his Base Salary. His first annual RSU award will be in February 2026 and will be calculated on a pro-rata basis for his actual service during 2025. Mr. Nudi will also be eligible to receive an annual grant of stock options equal in value to 159% of his Base Salary. His first stock option grant will be on the Effective Date and will be valued at $1,120,000, with an exercise price equal to the closing price of Company common stock on the Effective Date, and will vest ratably in three equal installments beginning on February 25, 2026. Additionally, Mr. Nudi will be eligible to participate in the Company’s Long-Term Incentive Program (“LTIP”), pursuant to which he can earn an equity award with a grant value target of 318% of his Base Salary based on the Company’s attainment of specified goals over three-year performance periods. He will participate in the 2025-2027 LTIP on a pro-rata basis for his actual service during the 2025-2027 performance period.

Mr. Nudi will receive RSUs valued at $1,120,000 based on the closing price of the Company’s stock on the Effective Date, which will be the grant date. This grant represents a partial make-whole to Mr. Nudi and the RSUs will vest ratably in three equal installments beginning on February 25, 2026.

Mr. Nudi will receive a one-time relocation bonus of $350,000, subject to repayment if his employment terminates under specified circumstances. Mr. Nudi will also have access to the Company aircraft for his personal use, subject to the Company’s corporate aircraft policy.

There are no understandings or arrangements between Mr. Nudi and any other person pursuant to which he was selected as an officer or director. There are and have been no transactions since the beginning of the Company’s last fiscal year regarding Mr. Nudi, nor are such transactions currently proposed, that are required to be disclosed by Item 404(a) of Regulation S-K.

A copy of the March 6, 2025 press release announcing the leadership transition is attached hereto as Exhibit 99 and is incorporated herein by reference.

On March 5, 2025, the Company entered into a retention incentive agreement with Mr. Jai Shah, Group President, under which Mr. Shah will receive RSUs valued at $1,500,000 based on the closing price of the Company’s stock on March 6, 2025 (the “Grant Date”). The RSUs will vest in two equal installments, with one-half vesting one year after the Grant Date (the “Initial Vesting Date”) and the remaining half vesting two years after the Grant Date (the “Final Vesting Date”), subject to Mr. Shah remaining employed by the Company through the Initial Vesting Date and Final Vesting Date. The RSUs are subject to accelerated vesting if his employment terminates under specified circumstances.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

99	Press release dated March 6, 2025.
104	Cover Page Interactive Data File (embedded within Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MASCO CORPORATION

By:	/s/ Richard J. Westenberg
Name:	Richard J. Westenberg
Title:	Vice President, Chief Financial Officer and Treasurer

March 6, 2025

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